Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the use of our report dated December 20, 2021, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2021 and 2020, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended October 31, 2021, incorporated by reference herein.

/s/ Brown, Edwards and Company, L.L.P.

Roanoke, VA 24014

June 13, 2022